UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2009

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 800

Golden, Colorado 80401

Registrant’s telephone number, including area code:  (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.	3
Item 8.01	Other Events.	4
Item 9.01	Financial Statements and Exhibits.	4

Signature		5

Item 1.01  Entry into a Material Definitive Agreement.

Sentient Private Placement

On December 29, 2009, we entered into a Common Stock Purchase Agreement (the “Sentient Purchase Agreement”) with Sentient Global Resources Fund III, LP and SGRF III Parallel I, LP, each a private equity fund managed by The Sentient Group (“Sentient”), an independent private equity firm that manages over $1.3 billion of investments in the global resources industry.  Pursuant to the Sentient Purchase Agreement, we agreed to sell, on a private placement basis, a total of 745,318 shares of our common stock at a price of C$7.06 per share.  Upon closing of the private placement, Sentient will become our largest stockholder, holding 19.9% of our outstanding common stock, not including restricted stock held by our employees.  Completion of the transaction is subject to several customary closing conditions, including final Toronto Stock Exchange (“TSX”) approval.

Pursuant to the Sentient Purchase Agreement, Sentient will have the right to purchase additional shares of our common stock at C$7.06 per share in order to maintain its 19.9% equity interest following completion of the Hochschild transaction described below.  If Sentient exercises its right to acquire shares concurrent with the Hochschild transaction, Sentient would acquire an additional 99,376 shares of our common stock.  In addition, Sentient will have the right to purchase, at the public offering price, up to its pro rata ownership of our common stock concurrent with our proposed public offering pursuant to a long form prospectus that has been filed with securities administrators in certain provinces in Canada and a Registration Statement on Form S-1 that has been filed with the Securities and Exchange Commission in the United States.

In connection with the Sentient private placement, we have agreed to register with the U.S. Securities and Exchange Commission (“SEC”) the resale of the common stock purchased by Sentient.

The Sentient Purchase Agreement also provides that Sentient will not, during the two-year period following the closing of the private placement, acquire additional shares of our common stock if such acquisition would cause its ownership to exceed 22.5% of our outstanding common stock.

We have agreed to nominate one individual designated by Sentient for election to our board of directors, beginning with our annual meeting of stockholders in 2011.  Sentient’s right to designate one nominee will terminate if it ceases to own at least 17% of our outstanding common stock.

Dahlman Rose & Company served as the sole placement agent for this transaction and will receive a fee from us equal to 3.5% of the gross proceeds received from Sentient.

Purchase of Shares of Minera El Quevar S.A. held by Hochschild Mining plc

On December 30, 2009, we and certain of our subsidiaries entered into a Purchase and Sale Agreement (the “El Quevar Purchase Agreement”) with MH Argentina S.A. (“MH Argentina”), a subsidiary of Hochschild Mining plc (“Hochschild”), to purchase MH Argentina’s 35% interest in our jointly owned subsidiary, Minera El Quevar S.A. (“Minera El Quevar”).  Minera El Quevar owns or controls certain of the mining concessions comprising the El Quevar silver project in Argentina.  We will acquire MH Argentina’s 35% interest in Minera El Quevar for 400,000 shares of our common stock and warrants to acquire 300,000 shares of our common stock exercisable for three years at an exercise price of US$15.00 per share.  The shares issued to Hochschild will represent 9.4% of our outstanding common stock, not including restricted stock held by our employees, assuming that the Sentient private placement described above is completed.  Completion of the transaction is subject to several customary closing conditions, including final TSX approval.

Pursuant to the El Quevar Purchase Agreement, Hochschild will have the right, for a period of two years from closing, to participate on a pro rata basis in public offerings or private placements for cash by us in order to permit Hochschild to maintain up to an 11% equity interest, on the same terms and conditions offered to others in such equity offerings or sales.  Hochschild also agreed for the two-year period following closing that it, along with affiliates, will not acquire additional shares of our common stock if such acquisition would cause its ownership to exceed 19.5% of our outstanding common stock.

In connection with the Hochschild transaction, we have agreed to register with the SEC the resale of the shares issued to MH Argentina and the shares that may be issued upon exercise of the warrant.

The foregoing descriptions of the Sentient Purchase Agreement and the El Quevar Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to agreements, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Item 8.01  Other Information.

On December 30, 2009, we issued a press release in accordance with Rule 135c under the Securities Act of 1933, as amended, announcing entry into the Common Stock Purchase Agreement with Sentient Global Resources Fund III, LP and SGRF III Parallel I, LP.  A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Common Stock Purchase Agreement, dated December 29, 2009, by and among Golden Minerals Company, Sentient Global Resources Fund III, LP and SGRF III Parallel I, LP.

10.2	Purchase and Sale Agreement, dated December 30, 2009, by and among Golden Minerals Company, Silex Spain, S.L., Minera El Quevar S.A., and MH Argentina S.A.

99.1	Press release of Golden Minerals Company, dated December 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2010

Golden Minerals Company

	By:	/s/ Robert P. Vogels
		Name:	Robert P. Vogels
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Common Stock Purchase Agreement, dated December 29, 2009, by and among Golden Minerals Company, Sentient Global Resources Fund III, LP and SGRF III Parallel I, LP.

10.2	Purchase and Sale Agreement, dated December 31, 2009, by and among Golden Minerals Company, Silex Spain, S.L., Minera El Quevar S.A., and MH Argentina S.A.

99.1	Press release of Golden Minerals Company, dated December 30, 2009.